Exhibit 99.1

Manufactured Housing Properties Inc. Announces Results for the Three and Nine Months Ended September 30, 2022

Revenues and Adjusted EBITDA Increased 76% and 13%, respectively Over Prior Period For the Nine Months Ended September 30, 2022

CHARLOTTE, N.C., November 16, 2022 (GLOBE NEWSWIRE) -- Manufactured Housing Properties Inc. (OTC: MHPC), which acquires, owns, and operates 55 manufactured housing communities containing approximately 2,565 developed sites, today announced operating results for the quarter ended September 30, 2022.

Total revenues and adjusted EBITDA for the quarter ended September 30, 2022 were $3,716,128 and $843,799, respectively, compared to $2,259,169 and $960,687, respectively for the quarter ended September 30, 2021. Total revenues and adjusted EBITDA for the nine months ended September 30, 2022 were $10,142,521 and $2,641,304, respectively, compared to $5,764,471 and $2,346,561, respectively for the nine months ended September 30, 2021.

MHPC acquired five communities during the third quarter, consisting of 212 lots.

Jay Wardlaw, President of Manufactured Housing Properties Inc. stated, “We are pleased to produce another quarter of total revenue increases of 64% and year to date EBITDA increase of 13% which reflects the continued execution of our team and our strategic growth strategy. We are excited to continue to grow our portfolio with an additional 3 communities under contract totaling 182 lots that we anticipate acquiring by January 2023, facilitated by our ongoing $47 million preferred stock offering under Regulation A of the Securities Act.”

Chelsea H. Gee, CFO of Manufactured Housing Properties Inc. added, “We had our busiest quarter to date where we refinanced most of our outstanding debt with KeyBank and Fannie Mae and added five communities to our portfolio. We secured attractive long-term, ten-year financing that gives us capital to improve our existing communities and increases available cash flow. We are focused on increasing cash flow and EBITDA by stabilizing all recently acquired communities and implementing operational efficiencies.”

Reconciliation of Non-GAAP Financial Measures

Manufactured Housing Properties, Inc. presents Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income (Loss) reported in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EBITDA is a non-GAAP financial measure that differs from Net Income. Non-GAAP Adjusted EBITDA excludes income tax expense, interest expense and depreciation and amortization, as well as refinancing cost which are non-recurring financing expenses. The table presented below includes a list of items excluded from Net Income (Loss) to reconcile to non-GAAP Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2022	2021	2022	2021
Net (Loss)	$(5,166,125)	$(92,871)	$(7,299,791)	$(520,691)

Adjustments:
Depreciation & Amortization Expense	898,963	507,493	2,477,642	1,411,158
Interest Expense	1,266,956	524,022	3,272,775	1,417,376
Pref C Dividends Included in Interest Expense on P&L	239,334	22,043	570,256	22,043
Refinancing Cost	3,604,671	-	3,620,422	16,675
		-		-

EBITDA	$843,799	$960,687	$2,641,304	$2,346,561

Management believes non-GAAP Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP Adjusted EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP Adjusted EBITDA also allows investors and other users to assess the underlying financial performance of our income producing properties before management’s decision to deploy capital. The presentation of non-GAAP Adjusted EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures used by other companies.

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc. together with its affiliates, acquires, owns, and operates manufactured housing communities. The Company focuses on acquiring and operating manufactured home communities in high growth markets.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release regarding us, our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated. The forward-looking statements contained herein represent our judgment as of the date of publication of this press release and we caution you not to place undue reliance on such statements. Factors that could cause actual results to differ from the forward-looking statements include those factors described in the “Risk Factor” section in our annual and quarterly reports filed with the SEC. Our company, our management and our affiliates assume no obligation to update any forward-looking statements to reflect events after the initial publication of this press release or to reflect the occurrence of subsequent events.

Regulation A Offering

An offering statement relating to our offering of Series C Cumulative Redeemable Preferred Stock has been filed with the SEC. The SEC has qualified that offering statement, which means that we may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link. You can also obtain a copy of the offering circular by contacting J.R. Thacker at Arete Wealth Management, LLC, the placement agent for the Regulation A offering, by calling (888) 690-3580, by email at jrthacker@centerstreetsecurities.com, or write to Arete Wealth Management, LLC at 2 International Plaza Suite 301, Nashville, TN 37217.

Investing in a Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC's Investor Alert.

Neither this press release nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by us or any third party. The content of press release is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by us is only being made pursuant to the offering circular described above. The content of this press release is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment.

Contact:
Jay Wardlaw
President
(980) 273-1702 ext. 251
jay@mhproperties.com

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